Filed Pursuant to Rule 433
                                                          File No. 333-133209-04

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR(R) on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

                        THE SERIES 2007-PA4 CERTIFICATES


                             Initial         Pass-
                            Principal       Through
Class                      Balance(1)         Rate                Principal Types                  Interest Types          CUSIP
-----------------------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class I-A-1                $18,032,000         (2)        Super Senior, Pass-Through          Variable Rate              94984U AA4
Class I-A-2                $1,172,000          (2)        Super Senior Support, Pass-Through  Variable Rate              94984U AB2
Class I-A-IO                     (3)      0.66429486%(4)  Senior, Notional Amount             Fixed Rate, Interest Only  94984U AC0
Class I-A-R                $100                (5)        Senior, Sequential Pay              Variable Rate              94984U AD8
Class II-A-1               $197,814,000        (6)        Super Senior, Pass-Through          Variable Rate              94984U AE6
Class II-A-2               $12,852,000         (6)        Super Senior Support, Pass-Through  Variable Rate              94984U AF3
Class II-A-IO                    (7)      0.18786445%(8)  Senior, Notional Amount             Fixed Rate, Interest Only  94984U AG1
Class III-A-1              $117,468,000        (9)        Super Senior, Pass-Through          Variable Rate              94984U AH9
Class III-A-2              $7,632,000          (9)        Super Senior Support, Pass-Through  Variable Rate              94984U AJ5
Class III-A-IO                   (10)    0.22538908%(11)  Senior, Notional Amount             Fixed Rate, Interest Only  94984U AK2
Class IV-A-1               $34,838,000        (12)        Super Senior, Pass-Through          Variable Rate              94984U AL0
Class IV-A-2               $2,263,000         (12)        Super Senior Support, Pass-Through  Variable Rate              94984U AM8
Class IV-A-IO                    (13)    0.47430468%(14)  Senior, Notional Amount             Fixed Rate, Interest Only  94984U AN6
Class V-A-1                $146,633,000       (15)        Senior, Pass-Through                Variable Rate              94984U AP1
Class V-A-IO                     (16)    0.52119129%(17)  Senior, Notional Amount             Fixed Rate, Interest Only  94984U AQ9
Class B-1                  $13,431,000        (18)        Subordinated                        Variable Rate              94984U AR7
Class B-2                  $4,573,000         (18)        Subordinated                        Variable Rate              94984U AS5
Class B-3                  $2,000,000         (18)        Subordinated                        Variable Rate              94984U AT3
Class B-4                  $1,429,000         (18)        Subordinated                        Variable Rate              94984U AU0
Class B-5                  $2,286,000         (18)        Subordinated                        Variable Rate              94984U AV8
Non-Offered Certificates
Class B-6                  $4,572,000         (18)        Subordinated                        Variable Rate              94984U AW6
Class B-7                  $2,573,000         (18)        Subordinated                        Variable Rate              94984U AX4
Class B-8                  $2,004,475         (18)        Subordinated                        Variable Rate              94984U AY2


(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date prior to the distribution date in September 2009, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group minus approximately 0.66429486%. On and after the distribution date in September 2009, the pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in August 2007, this rate is expected to be approximately 5.95000000% per annum.

(3) The Class I-A-IO Certificates are interest only certificates, have no principal balance and will bear interest on its notional amount, initially approximately $19,204,000. On and after the distribution date in September 2009, the notional amount of the Class I-A-IO Certificates will be zero.

(4) The pass-through rate with respect to each distribution date prior to the distribution date in September 2009 will be the per annum rate set forth in the table above. On and after the distribution date in September 2009, the pass-through rate will be zero and the Class I-A-IO Certificates will be entitled to no further distributions of interest.

(5) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in August 2007, this rate is expected to be approximately 6.61429486% per annum.

(6) The pass-through rate with respect to each distribution date prior to the distribution date in June 2012, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group minus approximately 0.18786445%. On and after the distribution date in June 2012, the pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in August 2007, this rate is expected to be approximately 6.1000000% per annum.

(7) The Class II-A-IO Certificates are interest only certificates, have no principal balance and will bear interest on its notional amount, initially approximately $210,666,000. On and after the distribution date in June 2012, the notional amount of the Class II-A-IO Certificates will be zero.

(8) The pass-through rate with respect to each distribution date prior to the distribution date in June 2012 will be the per annum rate set forth in the table above. On and after the distribution date in June 2012, the pass-through rate will be zero and the Class II-A-IO Certificates will be entitled to no further distributions of interest.

(9) The pass-through rate with respect to each distribution date prior to the distribution date in June 2012, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans in the third loan group minus approximately 0.22538908%. On and after the distribution date in June 2012, the pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the third loan group. For the initial distribution date in August 2007, this rate is expected to be approximately 6.1000000% per annum.

(10) The Class III-A-IO Certificates are interest only certificates, have no principal balance and will bear interest on its notional amount, initially approximately $125,100,000. On and after the distribution date in June 2012, the notional amount of the Class III-A-IO Certificates will be zero.

(11) The pass-through rate with respect to each distribution date prior to the distribution date in June 2012 will be the per annum rate set forth in the table above. On and after the distribution date in June 2012, the pass-through rate will be zero and the Class III-A-IO Certificates will be entitled to no further distributions of interest.

(12) The pass-through rate with respect to each distribution date prior to the distribution date in June 2014, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans in the fourth loan group minus approximately 0.47430468%. On and after the distribution date in June 2014, the pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the fourth loan group. For the initial distribution date in August 2007, this rate is expected to be approximately 6.150% per annum.

(13) The Class IV-A-IO Certificates are interest only certificates, have no principal balance and will bear interest on its notional amount, initially approximately $37,101,000. On and after the distribution date in June 2014, the notional amount of the Class IV-A-IO Certificates will be zero.

(14) The pass-through rate with respect to each distribution date prior to the distribution date in June 2014 will be the per annum rate set forth in the table above. On and after the distribution date in June 2014, the pass-through rate will be zero and the Class IV-A-IO Certificates will be entitled to no further distributions of interest.

(15) The pass-through rate with respect to each distribution date prior to the distribution date in June 2017, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans in the fifth loan group minus approximately 0.52119129%. On and after the distribution date in June 2017, the pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the fifth loan group. For the initial distribution date in August 2007, this rate is expected to be approximately 6.00000000% per annum.

(16) The Class V-A-IO Certificates are interest only certificates, have no principal balance and will bear interest on its notional amount, initially approximately $146,633,000. On and after the distribution date in June 2017, the notional amount of the Class V-A-IO Certificates will be zero.

(17) The pass-through rate with respect to each distribution date prior to the distribution date in June 2017 will be the per annum rate set forth in the table above. On and after the distribution date in June 2017, the pass-through rate will be zero and the Class V-A-IO Certificates will be entitled to no further distributions of interest.

(18) The pass-through rate with respect to each distribution date will be a per annum rate equal to the weighted average (based on the group subordinate amount for each loan group) of the net WACs of all loan groups. For the initial distribution date in August 2007, this rate is expected to be approximately 6.39490608% per annum.

      Allocation of Amount to be Distributed on the Class A Certificates

      Group I-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

      first, to the Class I-A-R Certificates; and

      second, concurrently, to the Class I-A-1 and Class I-A-2 Certificates, pro rata.

      Group II-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-1 and Class II-A-2 Certificates, pro rata.

      Group III-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group III-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group III-A Certificates, concurrently, to the Class III-A-1 and Class III-A-2 Certificates, pro rata.

      Group IV-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group IV-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group IV-A Certificates, concurrently, to the Class IV-A-1 and Class IV-A-2 Certificates, pro rata.

      Group V-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Distribution Amount for the Group V-A Certificates will be distributed in reduction of the Principal Balance of the Class V-A-1 Certificates.